                                               Filed pursuant to Rule 424(b)(5)
                                               Registration No. 333-71565


PROSPECTUS SUPPLEMENT
(To prospectus dated April 20, 1999)

                                2,000,000 Shares

                             Cabot Industrial Trust

                      Common Shares of Beneficial Interest

                               ----------------

   IBM Personal Pension Plan Trust (formerly known as the IBM Retirement Plan Trust), a Cabot Industrial Trust shareholder, is selling all of the common shares. The shares trade on the New York Stock Exchange under the symbol "CTR." On December 18, 2000, the last sale price of the common shares as reported on the New York Stock Exchange was $19 9/16 per share.

   Investing in the common shares involves risks that are described in the "Risk Factors" section beginning on page 3 of the accompanying prospectus.

                               ----------------

   The underwriter has agreed to purchase the common shares from the selling shareholder at a purchase price of $19.5625 per share less a discount of $1.00 per share. The proceeds to the selling shareholder from the sale will be $37,125,000 and the aggregate underwriting discount will be $2,000,000. We will not receive any of the proceeds from the sale of the common shares.

   The underwriter may also purchase up to an additional 300,000 common shares from the selling shareholder at the same purchase price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

   The common shares may be offered by the underwriter from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on the New York Stock Exchange, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   The common shares will be ready for delivery on or about December 21, 2000.

                               ----------------

                              Merrill Lynch & Co.

                               ----------------

          The date of this prospectus supplement is December 18, 2000.

                                 TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PROSPECTUS SUPPLEMENT
Underwriting............................................................... S-3
Federal Income Tax Consequences............................................ S-5
Legal Matters.............................................................. S-6
PROSPECTUS
Risk Factors...............................................................   3
Where You Can Find More Information........................................  10
Forward-Looking Statements.................................................  11
Cabot Industrial Trust.....................................................  12
Use of Proceeds............................................................  13
Selling Shareholders.......................................................  13
Plan of Distribution.......................................................  16
Description of Common Shares...............................................  16
Federal Income Tax Consequences............................................  21
Legal Matters..............................................................  31
Experts....................................................................  31

   You should rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.

                                   UNDERWRITING

   Subject to the terms and conditions set forth in a purchase agreement among us, the selling shareholder and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the selling shareholder has agreed to sell to the underwriter, and the underwriter has agreed to purchase from the selling shareholder, 2,000,000 common shares.

   The underwriter has agreed to purchase all of the common shares being sold under the purchase agreement if any of these shares are purchased.

   We and the selling shareholder have agreed to indemnify the underwriter against liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect to those liabilities.

   The underwriter is offering the common shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel and certain other conditions, including the validity of the common shares, contained in the purchase agreement, such as the receipt by the underwriter of an officer's certificate. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

   The underwriter has advised us and the selling shareholder that it proposes to offer the common shares from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on the New York Stock Exchange, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Discounts

   The underwriter has agreed to purchase the common shares from the selling shareholder at a purchase price of $19.5625 per share less a discount of $1.00 per share. The proceeds to the selling shareholder from the sale of the common shares will be $37,125,000 and the aggregate underwriting discount will be $2,000,000.

   The expenses of the offering, not including the underwriting discount, are estimated at $85,000 and are payable by us.

Over-allotment Option

   The selling shareholder has granted an option to the underwriter to purchase up to 300,000 additional common shares at the purchase price less the underwriting discount. The underwriter may exercise this option for 30 days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriter exercises this option, the aggregate proceeds to the selling shareholder from the sale of all 2,300,000 common shares will be $42,693,750 and the aggregate underwriting discount will be $2,300,000.

No Sales of Similar Securities

   We and the selling shareholder have agreed, with exceptions, not to sell or transfer any common shares for 30 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch. Specifically, we and the selling shareholder have agreed not to directly or indirectly

    .  offer, pledge, sell or contract to sell any common shares,

    .  sell any option or contract to purchase any common shares,

    .  purchase any option or contract to sell any common shares,

    . grant any option, right or warrant for the sale of any common shares,

    .  lend or otherwise dispose of or transfer any common shares,

    . request or demand that we file a registration statement related to common shares, or

    . enter into any swap or other agreements that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

   This lockup provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. It also applies to common shares owned now or acquired later by the selling shareholder or for which the selling shareholder later acquires the power of disposition.

New York Stock Exchange Listing

   The shares are listed on the New York Stock Exchange under the symbol "CTR."

Price Stabilization and Short Positions

   Until the distribution of the common shares is completed, SEC rules may limit the underwriter and some other persons involved in the distribution from bidding for and purchasing our common shares. However, the underwriter may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

   If the underwriter creates a short position in our common shares in connection with the offering, i.e., if it sells more common shares than are listed on the cover of this prospectus supplement, the underwriter may reduce that short position by purchasing common shares in the open market. Purchases of common shares to reduce a short position may cause the price of common shares to be higher than it might be in the absence of such purchases.

   Neither we, the selling shareholder nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we, the selling shareholder nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, if commenced, will not be discontinued without notice.

No Public Offering Outside the United States

   No action has been or will be taken in any jurisdiction, except in the United States, that would permit a public offering of the common shares, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or our common shares in any jurisdiction where action for that purpose is required. Accordingly, the common shares may not be offered or sold, directly or indirectly, and neither this prospectus supplement, the accompanying prospectus nor any other offering material or advertisements in connection with the common shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Internet Distribution of Prospectus

   The underwriter will be facilitating Internet distribution for this offering to certain of their Internet subscription customers and may allocate a number of shares for sale to its online brokerage customers. An electronic prospectus supplement together with an accompanying electronic prospectus may be available on the website maintained by the underwriter. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information contained on the website maintained by the underwriter relating to this offering is not a part of this prospectus supplement or the accompanying prospectus.

Other Relationships

   The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

                        FEDERAL INCOME TAX CONSEQUENCES

   The following summary does not generally address the taxation of Cabot Industrial Trust or its shareholders. Such matters are addressed in the accompanying prospectus under "Federal Income Tax Consequences." You should consult your tax advisor regarding the specific federal, state, local and foreign tax consequences to you of the purchase, ownership and sale of any of the shares described in this prospectus.

   Annual Distribution Requirements. In order to qualify as a real estate investment trust, or REIT, Cabot Industrial Trust is required to distribute dividends to its shareholders each year in an amount at least equal to: (1) the sum of (x) 95% of its REIT taxable income (or 90% for taxable years beginning after December 31, 2000), which is computed without regard to the deduction for dividends paid and its net capital gain, plus (y) 95% of its after-tax net income, if any, from foreclosure property, minus (2) the amount of its items of non-cash income.

   Cabot Industrial Trust must pay the distributions in the taxable year to which they relate, or in the following taxable year, if they are declared before it timely files its tax return for the year and if they are paid on or before the first regular dividend payment after the declaration. To the extent that it does not distribute all of its net capital gain or distributes at least 95% (or 90% for taxable years beginning after December 31, 2000), but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gain or ordinary corporate tax rates, as the case may be.

   Cabot Industrial Trust intends to make timely distributions sufficient to satisfy the annual distribution requirements, as described in the first sentence of the preceding paragraph. In this regard, the partnership agreement authorizes Cabot Industrial Trust in its capacity as general partner to take the steps as may be necessary to cause Cabot Industrial Properties L.P. to distribute to its partners an amount sufficient to permit Cabot Industrial Trust to meet the distribution requirements. It is possible that Cabot Industrial Trust may not have sufficient cash or other liquid assets to meet the 95% (or 90% for taxable years beginning after December 31, 2000) distribution requirement. This may be due to timing differences between the actual receipt of income and actual payment of expenses on the one hand and the inclusion of the income and deduction of the expense used to compute Cabot Industrial Trust's REIT taxable income on the other hand. Additionally, this may be due to Cabot Industrial Properties L.P.'s inability to control cash distributions from its properties over which it does not have decision making control, or for other reasons. Cabot Industrial Trust will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, borrow funds or cause Cabot Industrial Properties L.P. or other affiliates to borrow funds to satisfy the distribution requirement. However, Cabot Industrial Trust cannot assure that the borrowing would be available at the time.

   If Cabot Industrial Trust fails to meet the 95% (or 90% for taxable years beginning after December 31, 2000) distribution requirement as a result of an adjustment to its tax return by the Internal Revenue Service, it may retroactively cure the failure by paying a "deficiency dividend" plus applicable penalties and interest within a specified period.

   Taxation of Tax-Exempt Shareholders. The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a "pension-held REIT," based upon that ruling and the statutory framework of the Internal Revenue Code, distributions by Cabot Industrial Trust to a shareholder that is a tax-exempt entity should not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that Cabot Industrial Trust, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit that is an entity or arrangement that satisfies the standards set forth in Section 860 D of the Internal Revenue Code.

   Cabot Industrial Trust believes that it is currently a "pension-held REIT." If any pension or other retirement trust that qualifies under Section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by the real estate investment trust may constitute unrelated business taxable income. For these purposes, a "pension-held REIT" is defined as a real estate investment trust which would not have qualified as a real estate investment trust, but for (1) the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of shares of the real estate investment trust and (2) as to which at least one qualified pension trust holds more than 25% by value of the interests of the real estate investment trust or one or more qualified pension trusts, each owning more than a 10% interest by value in the real estate investment trust, hold in the aggregate more than 50% by value of the interests in the real estate investment trust.

   Recent Tax Legislation. Last year, Congress passed and the President signed the Ticket to Work and Work Incentives Improvement Act of 1999 (the "1999 Act") which contained several provisions affecting real estate investment trusts. One provision under the 1999 Act will prohibit a real estate investment trust from holding securities representing more than 10% of the vote or value of the outstanding securities of any corporation other than a qualified real estate investment trust subsidiary, another real estate investment trust or corporations known as "taxable REIT subsidiaries" (the "Taxable REIT Subsidiary Provision"). In addition, under the 1999 Act, not more than 20% of the value of a real estate investment trust's total assets may be represented by securities of one or more taxable REIT subsidiaries. Taxable REIT subsidiaries will be subject to full corporate level taxation on their earnings, but will be permitted to engage in certain types of activities, such as those performed by our Management Company, Cabot Advisors, Inc., which cannot currently be performed by real estate investment trusts or their controlled subsidiaries without jeopardizing their real estate investment trust status. Taxable REIT subsidiaries will be subject to limitations on the deductibility of payments made to the associated real estate investment trust, which could materially increase the taxable income of the taxable REIT subsidiary, and will be subject to prohibited transaction taxes on certain other payments made to the associated real estate investment trust.

   Under the Taxable REIT Subsidiary Provision, Cabot Industrial Trust and the Management Company will be allowed to jointly elect to treat the Management Company as a "taxable REIT subsidiary" for taxable years beginning after December 31, 2000. It is currently anticipated that a taxable REIT subsidiary election will be made for the Management Company. Assuming such election is made, the Taxable REIT Subsidiary Provision is not expected to have a material adverse effect on Cabot Industrial Trust.

                                 LEGAL MATTERS

   The validity of the common shares offered by this prospectus supplement will be passed upon for us by Mayer, Brown & Platt. Certain legal matters in connection with this offering will be passed upon for the underwriter by Goodwin, Procter & Hoar LLP.

Prospectus

                             CABOT INDUSTRIAL TRUST

                      Common Shares of Beneficial Interest

     The shareholders of Cabot Industrial Trust named in this prospectus may offer and sell up to 33,815,684 of their Cabot Trust common shares as described in this prospectus.

     We will not receive any proceeds from sales of the common shares covered by this prospectus.

     Our common shares are listed on the New York Stock Exchange under the symbol: "CTR." The last reported sale price of our common shares on the New York Stock Exchange on April 16, 1999 was $18.5625 per share.

     To maintain our qualification as a real estate investment trust for federal income tax purposes, we restrict ownership of more than 9.8% in number or value of our outstanding common shares by any single shareholder, with limited exceptions that are described herein. See "Description of Shares of Beneficial Interest--Restrictions on Transfer."

     See "Risk Factors" beginning on page 3 for descriptions of material risks relevant to an investment in the common shares.

                               ----------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                 The date of this prospectus is April 20, 1999.

     You should rely only on the information contained in this prospectus or in the other documents referred to herein under the heading "Where You Can Find More Information." We have not authorized anyone to give you any different information.

     This prospectus is neither an offer to sell nor a solicitation of an offer to buy our common shares in any jurisdiction in which an offer or sale would be unlawful. You should not assume that the information contained in this prospectus is correct on any date after the date of this prospectus stated at the bottom of the cover page hereof, even though this prospectus is delivered, or the selling shareholders offer or sell the common shares, on a later date.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Risk Factors..............................................................   3
  We may not be able to maintain our shareholder distributions at their
   current level..........................................................   3
  Provisions of our Declaration of Trust and Bylaws, and our Shareholder
   Rights Plan, may discourage acquisition proposals and attempts to
   change our Board of Trustees...........................................   3
  We would incur adverse tax consequences if we fail to qualify as a
   REIT...................................................................   4
  We can change our financing, investment, distribution and other business
   policies without your approval.........................................   4
  Our business consists primarily of acquiring and operating real estate and is therefore subject to real estate investment and operating
   risks..................................................................   5
  There are potential conflicts of interest in our operations.............   7
  Increases in market interest rates may adversely affect the market price
   of our common shares...................................................   8
  Shares that become available for future sale may adversely affect the
   market price of our common shares......................................   8
  We are subject to real estate financing risks...........................   9
  Our use of interest rate hedging agreements may increase our interest
   and financing costs, may result in losses and may present other risks..   9
Where You Can Find More Information.......................................  10
Forward-Looking Statements................................................  11
Cabot Industrial Trust....................................................  12
Use of Proceeds...........................................................  13
Selling Shareholders......................................................  13
Plan of Distribution......................................................  16
Description of Common Shares..............................................  16
  Summary of Terms........................................................  16
  Shareholder Rights Plan.................................................  17
  Restrictions on Transfer................................................  18
  Shareholder Liability...................................................  19
  Indemnification of Trustees and Officers................................  20
  Transfer Agent and Registrar............................................  20
Federal Income Tax Consequences...........................................  21
  Taxation of Cabot Trust.................................................  22
  Tax Aspects of Our Investments in Partnerships..........................  26
  Taxation of Shareholders................................................  27
  Other Tax Considerations................................................  29
Legal Matters.............................................................  31
Experts...................................................................  31

                                  RISK FACTORS

     Investing in the common shares described in this prospectus involves various risks. You should carefully consider the following material risks that we and our investors face and should read this entire prospectus before purchasing our common shares.

We may not be able to maintain our shareholder distributions at their current level.

     While we expect to maintain or increase our current level of distributions over time, we cannot guarantee that we will be able to do so. We base the level of our cash distributions to shareholders on numerous assumptions and projections that we make regarding our future performance, any of which may prove to be incorrect, and our own decisions to reinvest rather than distribute available cash. Our assumptions and projections relate, among other things, to:

  .  property occupancy and the profitability of tenants,

  . the amount of future capital expenditures and expenses relating to our properties,

  .  the level of leasing activity and future rental rates at our properties,

  . the strength of the industrial real estate market in the areas in which we own properties, and

  . competition and the costs of compliance with environmental and other laws.

Provisions of our Declaration of Trust and Bylaws, and our Shareholder Rights Plan, may discourage acquisition proposals and attempts to change our Board of Trustees.

     Our Declaration of Trust generally prohibits owning more than 9.8% of our outstanding shares. To remain qualified as a real estate investment trust for federal income tax purposes under the federal Tax Code, five or fewer persons cannot own or be deemed to own more than 50% in value of our outstanding shares at any time during the last half of any taxable year, other than our first taxable year. To preserve our qualification as a REIT, our Declaration of Trust provides that, subject to specified exceptions, no person may own more than 9.8% in number or value of our issued and outstanding shares of beneficial interest. Our Board of Trustees has the power to exempt a proposed transferee from this ownership limit based on an Internal Revenue Service ruling, an opinion of counsel or other satisfactory evidence that the proposed ownership of common shares by the transferee would not result in the termination of our REIT status. If the proposed transfer would violate the ownership limit, the transfer will be void. This ownership limit may delay, defer or prevent a transaction or a change in control which could involve an offer for your shares above the then prevailing market price or that you may for other reasons consider to be in your best interest.

     Staggered elections of Trustees lengthen the time needed to elect a majority of our Board. Our Board of Trustees is divided into three classes, with only one class being elected each year. These staggered terms may lengthen to two years the time needed to change a majority of the members of our Board of Trustees and may thereby reduce the possibility of an attempt to acquire control of Cabot Trust.

     Additional share issuances may dilute the ownership and voting power of existing shareholders. Our Board of Trustees can, without shareholder approval, increase or decrease the aggregate number of shares of beneficial interest of any class that we have authority to issue, issue additional shares of beneficial interest, classify or reclassify any unissued common shares and preferred shares and set the rights, preferences and other terms of those shares. Under the Maryland law governing our operations, you will have no preemptive right to acquire any of our equity securities. Accordingly, to the extent we issue additional equity securities, the voting power of existing shareholders may be diluted.

     Our Shareholder Rights Plan may deter acquisitions of control of Cabot Trust. We have adopted a shareholder rights plan that could delay, defer or prevent a change in control of Cabot Trust that is not approved by our Board of Trustees. See "Description of Common Shares--Shareholder Rights Plan."

We would incur adverse tax consequences if we fail to qualify as a REIT.

     If we fail to qualify as a REIT we will incur substantial additional tax liabilities. We intend to operate so as to qualify as a REIT for federal income tax purposes, but we do not intend to request a ruling from the Internal Revenue Service that we do in fact qualify as a REIT. We have received an opinion from our legal counsel that we are organized in conformity with the requirements for qualification as a REIT as of the taxable year ended December 31, 1998 and that the actual and proposed methods of operation that we have described to our counsel satisfy the requirements for REIT qualification. Our counsel's opinion, however, is not binding on the Internal Revenue Service and is based on our representations as to factual matters and on our counsel's review and analysis of existing law, which includes no controlling precedent.

     If we were to fail to qualify as a REIT for any taxable year, we would not be permitted to deduct the amount we distribute to shareholders from our taxable income and we would have to pay federal income tax, including any alternative minimum tax, at regular corporate tax rates. In 1998, this would have resulted in our net income of $21.8 million, for which, based on our assumed qualification as a REIT, no taxes have been provided in our financial statements being taxed at regular corporate income tax rates. Unless entitled to relief under Tax Code provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which our REIT qualification was lost. As a result, cash available for distribution to our shareholders would be reduced for each of the years involved. Our Board of Trustees is authorized to revoke our REIT election at any time in response to future economic, market, legal, tax or other considerations.

     Our management has limited experience in maintaining REIT qualification. Our continued qualification as a REIT depends on our ability to meet various requirements concerning, among other things, the ownership of our outstanding shares, the nature of our assets, the sources of our income and the amounts we distribute to shareholders. The relevant requirements are detailed and complex. Our management did not have experience in operating in compliance with these requirements prior to the commencement of our operations in our current form in February 1998.

     We may need to borrow funds to meet our REIT minimum distribution requirements. To qualify as a REIT, we are generally required to distribute at least 95% of our annual net taxable income, excluding any net capital gain, to our shareholders. If we fail to meet this requirement we will have to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions we make are less than the sum of (1) 85% of our ordinary income for that year, (2) 95% of our capital gain net income for that year and (3) 100% of our undistributed taxable income from prior years.

     We derive our income primarily from our share of Cabot L.P.'s income and the cash available for distribution to our shareholders comes primarily from cash distributions from Cabot L.P. We may have to borrow funds to meet the 95% of net taxable income distribution requirement and thereby avoid being required to pay the nondeductible excise tax referred to above. This is due to differences in timing between when we actually receive cash income and pay deductible expenses and when the income and expenses are included in our taxable income.

We can change our financing, investment, distribution and other business policies without your approval.

     Our Board of Trustees establishes our financing, investment, distribution and other business policies based on management's recommendations and the Board's evaluation of business and general economic conditions and other relevant factors. The Board may change these policies without your consent. Among other policies, it is our current policy to limit our debt-to-total market capitalization ratio to 40%, but our organizational documents do not limit the amount of indebtedness that we may incur without shareholder approval and this policy could therefore be changed by the Board at any time. Our "debt-to-total market capitalization ratio" is the ratio of our total consolidated and unconsolidated debt as a percentage of the sum of the market value of all of our outstanding common shares and all outstanding partnership units of Cabot L.P. that we do not own plus total consolidated and unconsolidated debt, but excluding all nonrecourse consolidated debt in excess of our proportionate share of the debt and all nonrecourse unconsolidated debt of partnerships in which we are a limited partner.

Our business consists primarily of acquiring and operating real estate and is therefore subject to real estate investment and operating risks.

     Tenant defaults and bankruptcies may reduce our income and cash flow. We derived more than 98% of our income from rental operations during 1998. If a significant number of tenants fail to meet their lease obligations, our revenues and cash flow will decrease and we may be unable to make expected distributions to our shareholders. We have not to date experienced any significant tenant defaults and none were experienced by our organizer and sponsor, Cabot Partners Limited Partnership, with respect to the investments of its advisory clients. There is no assurance, however, that this favorable experience will continue.

     Defaulting tenants may seek bankruptcy protection, which could result in payment delays or in the rejection and termination of the tenants' leases. This would reduce our income, cash flow and amounts available to distribute to our shareholders. In addition, a tenant may suffer business losses which may weaken its financial condition and result in the failure to make rental payments when due.

     We may be adversely affected by increases in real estate operating costs. If our properties do not generate revenues sufficient to meet our operating expenses, including debt service, tenant improvement costs, leasing commissions and other capital expenditures, we may have to borrow additional amounts to cover our fixed costs, and our cash flow and ability to make distributions to shareholders may be adversely affected.

     Commercial properties are subject to increases in operating expenses such as cleaning, electricity, heating, ventilation and air conditioning and maintenance, insurance and administrative costs, and other general costs associated with security, landscaping, repairs and maintenance. If operating expenses increase, competition in the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. While our current tenants are generally obligated to pay a portion of increases in operating costs, there is no assurance that our existing tenants will agree to pay all or any portion of those costs upon renewal of their leases or that new tenants will agree to pay those costs.

     We may encounter significant delays in reletting vacant space and resulting losses of income. When leases of space in our properties expire, the leases may not be renewed, the related space may not be relet promptly or the terms of renewal or reletting, including the cost of required renovations, may be less favorable than the terms of the expiring leases. Leases covering approximately 15.7% of our total leased rental space will expire in 1999 and leases covering approximately 12.1% of our total rental space will expire in 2000, based on annualized base rent.

     In formulating our annual business plans, we make estimates of renovation and reletting costs that take into consideration our views of both current and expected future business conditions in our markets. Our estimates may prove to be inaccurate. If we are unable promptly to relet or renew the leases for all or a substantial portion of our space, if the rental rates upon the renewal or reletting are significantly lower than expected rates or if our cost estimates prove inadequate, then our cash flow and ability to make expected distributions to shareholders may be adversely affected.

     We may not be able to meet our targeted levels of leasing activity, acquisitions and development due to the highly competitive nature of the industrial property markets. Numerous industrial properties compete with our properties in attracting tenants to lease space and additional properties can be expected to be built in the markets in which our properties are located. The number and quality of competitive industrial properties in a particular area will have a material effect on our ability to lease space at our existing properties or at newly acquired properties and on the rents charged.

     The industrial real estate investment market is also highly competitive. There are a significant number of buyers of industrial property, including other publicly traded industrial REITs, many of which have significant financial resources. This has resulted in increased competition in acquiring attractive industrial properties. Accordingly, we may not be able to meet our targeted level of property acquisitions and developments, which would have an adverse effect on our expected growth in funds from operations.

     We may incur significant environmental remediation costs or liabilities. As an owner and operator of real properties, we are subject to various federal, state and local environmental laws, ordinances and regulations that impose liability on current and previous owners and operators of real property for the costs of removal or remediation of hazardous or toxic substances on, under or in the property. Some of these laws impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of hazardous substances at the disposal or treatment facility, whether or not the facility is or ever was owned or operated by the person. In addition, the presence of hazardous or toxic substances, or the failure to remediate the property properly, may adversely affect the owner's ability to borrow using the real property as collateral.

     Environmental laws and common law principles could be used to impose liability for release into the air of and exposure to hazardous substances, including asbestos-containing materials, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to the released hazardous substances. As an owner of real properties, we could be liable for these types of costs.

     Phase I environmental site assessment reports were obtained by our original contributing investors in connection with their initial acquisition of the properties, or were obtained by us in connection with the transactions resulting in our formation as a publicly traded company. In accordance with our acquisition policies, we have also obtained Phase I's for all of the properties that we have acquired since the date of our formation. The purpose of Phase I's is to identify potential sources of contamination for which we may be responsible and to assess the status of environmental regulatory compliance. The earliest of the Phase I's for our properties were obtained in 1988 and Phase I's on approximately 19% of the properties owned by us as of December 31, 1998 were obtained prior to 1995. Commonly accepted standards and practices for Phase I's have evolved to encompass higher standards and more extensive procedures over the period from 1988 to the present.

     The Phase I's obtained for our properties have not revealed any environmental liability that we believe would have a material adverse effect on our business, assets or results of operations, nor are we aware of any material environmental liability. It is possible, however, that the Phase I's relating to the properties do not reveal all environmental liabilities. Moreover, future laws, ordinances or regulations may impose material environmental liability or our properties' current environmental condition may be affected by tenants, by the condition of land or operations in the vicinity of the properties or by third parties unrelated to us.

     We may be adversely affected by changes in laws. Our properties are subject to various federal, state and local regulatory requirements, including state and local fire and life-safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We believe that our properties are in material compliance with all current regulatory requirements. However, new requirements may be imposed that would require us to make significant unanticipated expenditures and that could have an adverse effect on our cash flow and ability to make expected distributions to shareholders.

     We could be adversely affected if hazard losses on our properties exceed the amount of our insurance coverage or are not covered by insurance. We carry commercial general liability insurance, standard "all-risk" property insurance, flood, earthquake and rental loss insurance with respect to our properties with policy terms and conditions customarily carried for similar properties. We believe that our current insurance coverage is adequate. However, our insurance is subject to normal limitations on the amounts of coverage and some types of losses, such as from wars or from earthquakes for properties located in California, may be uninsurable or may only be insurable at a cost that we believe outweighs the value of obtaining insurance. Should an uninsured loss or a loss in excess of the amount of our insurance coverage occur, we could lose the capital invested in a property, as well as the anticipated future revenue from that property, and we would continue to be obligated on any mortgage indebtedness or other obligations related to the property.

     In light of the California earthquake risk, California building codes have since the early 1970s established construction standards for all new buildings and also contain guidelines for seismic upgrading of existing buildings that are intended to reduce the possibility and severity of loss from earthquakes. The construction standards and upgrading, however, do not eliminate the possibility of earthquake loss. It is our current policy to obtain earthquake insurance if available at acceptable cost. As of December 31, 1998, all of our 50 properties located in California are covered by earthquake insurance. Seismic upgrading has been completed on 11 of the California properties. Seismic upgrading is expected to be completed on ten additional California properties within nine months from the date of this prospectus. We currently maintain blanket earthquake insurance coverage for all properties located outside California in amounts we believe to be reasonable.

     The relative illiquidity of our real estate investments may limit our ability to adjust our property portfolio to respond to market changes. Equity real estate investments are relatively illiquid. In addition, the Tax Code limits a REIT's ability to sell properties held for fewer than four years, which may affect our ability to sell properties without adversely affecting returns to common shareholders. These factors will tend to limit our ability to vary our portfolio promptly in response to changes in market or general economic or other conditions.

     We may suffer losses from our acquisition, development and construction activities. We intend to acquire existing industrial properties to the extent that they can be acquired on advantageous terms and meet our investment criteria. These acquisitions will entail the risk that investments will fail to perform as expected, the risk of unexpected liabilities and the risk that necessary property improvement costs may be greater than we estimated in deciding to acquire a property.

     We also intend to grow through the selective development and construction of industrial properties, including build-to-suit properties and speculative development, as suitable opportunities arise. The risks associated with real estate development and construction activities include:

  . we may find it necessary to abandon development project activities after expending significant resources to determine their feasibility;

  .  the construction cost of a project may exceed original estimates;

  . occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable;

  . financing may not be available on favorable terms for development of a property;

  . the construction and lease up of a property may not be completed on schedule, resulting in increased debt service and construction costs; and

  . we may fail to obtain, or may experience delays in obtaining, necessary zoning, land-use, building occupancy and other required governmental permits and authorizations.

There are potential conflicts of interest in our operations.

     Our Chief Executive Officer may incur adverse tax consequences if properties contributed by him are sold. As a holder of partnership units in Cabot L.P., Ferdinand Colloredo-Mansfeld, who is our Chief Executive Officer and the Chairman of our Board of Trustees, has unrealized taxable gains associated with his interests in approximately $27.6 million in net book value of properties that he contributed to Cabot L.P. in connection with its formation. These seven contributed properties represented approximately 2.5% of our total assets at

December 31, 1998. Because he may incur different and more adverse tax consequences than would our other investors upon the sale of those properties he may have different views regarding the appropriate pricing and timing of any sale of these properties. While the full Board of Trustees has the ultimate authority to determine whether and on what terms to sell our properties, Mr. Colloredo-Mansfeld could have an incentive to discourage sale of the properties even though the sales might be financially advantageous for Cabot Trust and its other shareholders as a whole.

     Our duties to our shareholders may conflict with our duties to the partners of Cabot L.P. As the general partner of Cabot L.P., Cabot Trust owes fiduciary duties to Cabot L.P.'s limited partners. Discharging these fiduciary duties could conflict with its shareholders' interests. Pursuant to Cabot L.P.'s limited partnership agreement, the limited partners have acknowledged that Cabot Trust is acting both on behalf of its shareholders and, in its capacity as general partner of Cabot L.P., on behalf of the limited partners. The limited partners have further agreed in the partnership agreement that we are under no obligation to consider the separate interests of the limited partners in deciding whether to cause Cabot L.P. to take, or to decline to take, any actions.

     We have significant shareholders who could control our operations. As of December 31, 1998 our senior management beneficially owned approximately 3.8% of our outstanding common shares, assuming the exchange of all Cabot L.P. partnership units not held by Cabot Trust for common shares. At the same date, the IBM Retirement Plan Trust, the New York State Teachers' Retirement System and the Pennsylvania Public School Employes' Retirement System beneficially owned approximately 23.6%, 13.7% and 12.7%, respectively, of our outstanding common shares, assuming the exchange of all Cabot L.P. partnership units not held by Cabot Trust for common shares. These holders were each original investors in Cabot Trust. They are permitted to hold their respective beneficial ownership percentages of our shares pursuant to an exception to the above-described general ownership limit of 9.8% set forth in Cabot Trust's Declaration of Trust in recognition of the fact that, because of their status as retirement plans, their share ownership is disregarded for purposes of some of the REIT ownership requirements of the Tax Code and is instead attributed to their plan participants. These investors could have a significant influence on our operations and the outcome of matters submitted to a shareholder vote and could, were they to agree to act in concert with each other, exercise effective control over our affairs.

Increases in market interest rates may adversely affect the market price of our common shares.

     One of the factors that influence the market price of our common shares is the annual rate of distributions that we pay on the common shares, as compared with market interest rates. An increase in market interest rates may lead purchasers of REIT shares to demand higher annual distribution rates, which could adversely affect the market price of the common shares unless we are able to increase our distributions on outstanding common shares and elect to do so.

Shares that become available for future sale may adversely affect the market price of our common shares.

     Substantial sales of common shares, or the perception that substantial sales of common shares may occur, could adversely affect the prevailing market prices of the common shares. At December 31, 1998, we had 18,586,764 outstanding common shares. 8,961,764 of the common shares outstanding at that date and 22,699,884 additional common shares issuable on conversion of outstanding units of limited partnership interest in Cabot L.P. were not transferable, with limited exceptions, until February 4, 1999 and will remain subject to more limited contractual restrictions on transfer until February 4, 2000. This prospectus also covers resales of a total of 24,853,920 additional common shares that are issuable on conversion of Cabot L.P. partnership units, 22,699,884 are subject to the same limited restrictions on transfer as the shares described in the preceding sentence and 2,154,036 will not be transferable, with exceptions for transfers to related parties, donative transfers and bona fide pledges of shares, until February 4, 2000. We have also reserved a total, as of December 31, 1998, of 4,347,500 common shares for issuance pursuant to options and other stock awards to be granted to employees, officers and Trustees under our long term incentive compensation plan, of which 3,215,999 shares are subject to options and other awards that have been granted through December 31, 1998, subject to four-year vesting schedules. We further expect to acquire additional properties in exchange for units of limited partnership interest in Cabot L.P. that will be exchangeable for our common shares unless we exercise our right to purchase the units for cash instead of issuing our common shares. We are not able to assess the extent to which perceptions of possible future sales of any of the above described common shares have affected the prevailing market prices of the common shares to date or may do so from time to time in the future.

We are subject to real estate financing risks.

     Potential adverse effects of the costs of and possible difficulties in obtaining debt financing may adversely affect our cash flows and distributions to shareholders. As a result, among other things, of the annual income distribution requirements applicable to REITs under the Tax Code, we rely to a significant extent on borrowings to fund acquisitions, capital expenditures and other items and expect to continue to do so. We are therefore subject to real estate and general financing risks, including changes from period to period in the availability of financing, the risk that our cash flow may not cover both required debt service payments and distributions to our shareholders, and the risk that we will not be able to refinance existing indebtedness or that the refinancing terms will be unfavorable. If we do not make mortgage payments, the property or properties subject to the mortgage indebtedness could be foreclosed upon by or transferred to the lender.

     Rising interest rates will generally increase our borrowing costs. We have a bank credit facility that permits us to borrow up to $325 million for property acquisitions and other purposes that provides for interest at variable rates, and we may incur additional variable rate indebtedness in the future. Variable-rate debt creates higher debt service requirements if market interest rates increase, which would adversely affect our cash flow and the amounts available to distribute to our shareholders. While we have entered into hedging arrangements that are intended to reduce our exposure to rising interest rates and may enter into additional arrangements for that purpose in the future, changes in interest rates will still affect our business and results of operations.

Our use of interest rate hedging agreements may increase our interest and financing costs, may result in losses and may present other risks.

     To reduce our exposure to changes in market interest rates, we have from time to time entered into various types of interest rate protection, or "hedging," agreements with investment grade financial institutions. These agreements include rate collar and interest rate cap agreements, which are intended to limit our exposure to increases in interest rates on our variable rate borrowings. They also include "Treasury lock agreements" that are entered into for the purpose of hedging the interest rates of fixed interest rate indebtedness that we expect to incur in future periods. Interest rate hedging agreements involve the risks described in the following paragraphs:

       Hedging agreements may increase our interest and financing costs. Since interest rate hedging agreements are intended to have the effect of fixing the interest rates that we pay within a specified range or at a specified level, they may have the effect in declining interest rate environments of increasing our interest costs over what those costs would otherwise have been. We may also pay fees and incur other transaction costs in connection with entering into these agreements.

       Hedging agreements present credit risks. The counter parties in our hedging agreements may become financially unable to perform their obligations under the agreements. In that case, we would not receive the protection against charges in interest rates that we had intended and we may also not be able to recover fees or others costs incurred by us in entering the hedging agreement.

       Hedging agreements may present "basis risks." The interest rate index or other basis of the hedging agreement may not change with the same frequency or in the same magnitude as the interest rates that we are seeking to hedge. This possibility, which is commonly referred to as "basis risk", may result in unexpected costs and losses.

       Deferral of gains and losses under hedge accounting principles may become inappropriate for specific hedging arrangements. In general, we intend that the amounts we are required to pay to or that we receive from the counter parties under our hedging agreements will be reflected in our financial statements using "hedge accounting" principals. Under hedge accounting principles the amounts of such losses and gains are added to or credited against our interest expense over the life of the related borrowing rather than being reported as current gain or loss. Hedge accounting may cease to be appropriate for a particular hedging agreement if the agreement ceases to be sufficiently correlated with the indebtedness being hedged. This may occur as a result of basis risk or it may occur because the borrowing to which the hedge agreement relates is not completed in the form or within the time frame contemplated when the hedging agreement was executed or if the related borrowing is terminated prior to maturity. For example, we entered into a Treasury lock agreement in July 1998 involving the future sale of $100 million of 10 year Treasury securities in contemplation of a possible future fixed rate debt issuance. At the March 31, 1999 contractual settlement date of the agreement we paid the counter party $2.5 million, reflecting the change in market yield on the Treasury securities sold between the contract initiation date and the contract settlement date. We expect to reflect this amount as a loss in 1999 because a debt issuance of the type contemplated was not completed prior to or shortly after the settlement date of the contract.

       Treasury lock agreements may result in substantial losses if market interest rates change significantly. Treasury lock agreements involve the sale by us to an institutional counter party, on a future delivery basis, of Treasury securities having maturities comparable to that of our proposed future debt issuance. The amount, if any, that we may be required to pay to our counter party, or that the counter party may be required to pay to us, under the Treasury lock agreement depends on the direction and magnitude of any change in the relevant Treasury market yields between the contract initiation date and the contract settlement date. Accordingly, if we enter into additional Treasury lock agreements in the future we will be subject to potential increases in interest expense or immediate loss recognition that will fluctuate with movements in Treasury market yields and that may be substantial.

       Interest rate hedging agreements may not be enforceable in some cases. The enforceability of interest rate hedging agreements may depend on compliance by the parties with applicable statutory and other legal requirements. They may not be enforceable if they were not authorized or appropriate for a counter party or if the related documentation has not been prepared and executed properly.

       Substantial income from hedging activities could adversely affect our ability to comply with the REIT qualification requirements of the Tax Code. There are limits on the amount of income resulting from hedging activities that may be counted in determining our compliance with one of the REIT qualification requirements under the Tax Code relating to the nature of our income. See "Federal Income Tax Consequences--Taxation of Cabot Trust--REIT Qualification Requirements--Gross Income Tests the 95% test."

                      WHERE YOU CAN FIND MORE INFORMATION

     Cabot Trust is subject to the reporting requirements of the Securities Exchange Act of 1934, and is required to file annual, quarterly and special reports with the SEC. Cabot Trust also files proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may telephone the SEC at 1-800-SEC-0330 for further information on the SEC's public reference facilities. The SEC also maintains a computer site on the World Wide Web (http://www.sec.gov) that contains the reports, proxy and information statements and other information that we and other registrants file electronically with the SEC. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     A registration statement on Form S-3, of which this prospectus is a part, has been filed by Cabot Trust with the SEC to register offers and sales of the common shares described in this prospectus under the Securities Act of 1933. The registration statement contains additional information about us and the securities. You may read the registration statement and the exhibits thereto without charge at the office of the SEC at 450

Fifth Street, N.W., Washington, D.C. 20549, or on the SEC's World Wide Web site, and you may obtain copies of it from the SEC at prescribed rates.

     The SEC allows us to provide information about our business and other important information to you by "incorporating by reference" the information we file with the SEC, which means that we can disclose that information to you by referring in this prospectus to the documents we file with the SEC. Under the SEC's regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

     We incorporate into this prospectus by reference the following documents filed by Cabot Trust with the SEC, each of which documents should be considered an important part of this prospectus:

   SEC Filing (File No. 1-13829)             Period Covered or Date of Filing
   -----------------------------          --------------------------------------
   Annual Report on Form 10-K, as
    amended by Form 10-K/A..............  Year ended December 31, 1998, filed on
                                          March 19, 1999, as amended by Form 10-
                                          K/A, filed on April 20, 1999

   Current Reports on Form 8-K..........  Filed on January 29, 1999, March 22,
                                          1999 and April 1, 1999

   Description of common shares
    contained in Registration Statement
    on Form 8-A, as amended.............  Filed on January 27, 1998

   Audited financial statements included
    in Registration Statement on
    Form S-11
    (Registration No. 333-61543)........  Filed on August 14, 1998

   All subsequent documents filed by
    Cabot Trust pursuant to Sections
    13(a), 13(c), 14 or 15(d) of the
    Exchange Act........................  After the date of this prospectus and prior to the termination of the
                                          offering

     To receive a free copy of any of the documents incorporated by reference in this prospectus telephone or write Cabot Trust, Two Center Plaza, Suite 200, Boston, MA 02108, Attention: Secretary; telephone: 617/723-0900. Exhibits to the documents will not be provided unless they are specifically incorporated by reference therein.

                           FORWARD-LOOKING STATEMENTS

     Some of the information included or incorporated by reference in this prospectus contains forward-looking statements, such as those pertaining to our portfolio performance and future results of operations, market conditions and prospects. The pro forma financial statements and other pro forma information incorporated by reference in this prospectus also contain forward-looking statements. You can identify forward-looking statements by their use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "pro forma," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases. Discussions of strategy, plans or intentions also include forward-looking statements.

     Forward-looking statements inherently involve risks and uncertainties and you should not rely on them as predictions of future events. The factors described above under the heading "Risk Factors," as well as changes in the industrial real estate market and the general economy, could cause future events and actual results to differ materially from those set forth or contemplated in the forward-looking statements.

                             CABOT INDUSTRIAL TRUST

     Cabot Trust is a real estate company formed to continue and expand the national industrial real estate business of Cabot Partners Limited Partnership. We commenced operations in our current form upon the completion of our initial public offering on February 4, 1998. At December 31, 1998, we had a portfolio of 206 industrial buildings located in 21 states throughout the United States and containing approximately 28.0 million rentable square feet. These properties were approximately 97% leased to 414 tenants at that date, with no single tenant accounting for more than 4.0% of our total annualized base rent.

     We own and operate a diversified portfolio of bulk distribution, multitenant distribution and workspace properties and have a significant presence in targeted markets across the United States. We believe that our geographic and property diversification and our substantial presence in multiple markets is a strategic advantage that allows us to serve industrial space users with multiple site and property type requirements, to compete more effectively in our chosen markets and to respond quickly to acquisition opportunities across the country.

     Substantially all of our assets, including our interests in our properties, are held by and our operations are conducted through Cabot Industrial Properties L.P. Cabot Trust is Cabot L.P.'s sole general partner and thereby controls its operations. Cabot Trust held a 42.7% partnership interest in Cabot L.P. as of December 31, 1998. Cabot L.P. receives substantially all of the economic benefit of the real estate investment management business carried on by Cabot Advisors, Inc. by virtue of its ownership of all of Cabot Advisors' outstanding preferred stock. Cabot Trust was formed as a Maryland real estate investment trust, on October 10, 1997.

     The seven individuals who comprise our senior management team have an average of approximately 19 years of industry experience in the real estate industry. They have worked together since 1987 as executive officers of Cabot Partners Limited Partnership prior to the formation of Cabot Trust and, previously, as executive officers of Cabot, Cabot & Forbes Realty Advisors, Inc. Realty Advisors was an affiliate of Cabot, Cabot & Forbes Company, a nationwide real estate development, investment, construction and management firm that pioneered the development of large-scale planned industrial parks.

     Our executive offices are located at Two Center Plaza, Suite 200, Boston, Massachusetts 02108 and our telephone number is (617) 723-0900.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from sales of common shares covered by this prospectus.

                             SELLING SHAREHOLDERS

     The following table lists the selling shareholders and the maximum number of common shares that each may sell pursuant to this prospectus. Each selling shareholder listed below may sell all, some or none of the shares listed. The selling shareholders may also purchase common shares from time to time. No estimate can be made of the number of common shares that may be sold by each of the selling shareholders or of the number of common shares that will be owned by them at the completion of sales of common shares pursuant to this prospectus. Share and unit ownership shown is as of March 10, 1999.

                                                                                   Common
                                                                                   Shares
                                                                                  that May
                                                                       Common     Be Held
                                           Common                      Shares    Following
                                           Shares      Percent of     that May  Sales of All
                        Position with    and Units    Outstanding     Be Sold      Shares
Selling Shareholder        Company         Owned    Shares and Units Hereunder   Hereunder
-------------------  ------------------- ---------- ---------------- ---------- ------------
Contributing In-
 vestors(1)
 IBM Retirement
  Plan Trust(2)..                        10,246,244       23.6%      10,246,244       --
 Pennsylvania
  Public School
  Employes' Re-
  tirement Sys-
  tem............                         5,502,973       12.7%       5,502,973       --
 New York State
  Teachers'
  Retirement Sys-
  tem(3).........                         5,951,526       13.7%       5,951,526       --
 State of Wiscon-
  sin Investment
  Board (4)......                         2,959,534        6.8%       2,959,534       --
 Leland Stanford
  Jr. University
  Endowment
  Fund...........                         2,367,923        5.4%       2,367,923       --
 The Prudential
  Insurance Com-
  pany of Ameri-
  ca(5)..........                         2,505,143        5.8%       2,228,749   276,394
 Argo Partnership
  II, L.P.(6)....                         1,586,484        3.6%       1,586,484       --
 The Four B's....                           717,016        1.6%         717,016       --
Management and
 Others(7)
 Ferdinand
  Colloredo-
  Mansfeld(8)....    Chairman of Board
                     of Trustees, Chief
                     Executive Officer    1,420,207        3.3%       1,345,806    74,401
Robert E.
  Patterson(9)...    President, Trustee     211,340          *          128,590    82,750
 Franz Colloredo-
  Mansfeld(10)...    Chief Financial
                     Officer                142,991          *           21,291   121,700
 Andrew D.
  Ebbott(11).....    Senior Vice
                     President--Director
                     of Acquisitions         88,499          *           36,499    52,000
 Howard B.           Senior Vice
  Hodgson,
  Jr.(12)........    President--Director
                     of Real Estate
                     Operations              87,499          *           36,499    51,000
 Eugene F.
  Reilly(11).....    Senior Vice
                     President--Director
                     of Marketing and
                     Development             80,416          *           30,416    50,000
 Neil E.
  Waisnor(11)....    Senior Vice
                     President--Finance,
                     Treasurer and
                     Secretary               86,499          *           36,499    50,000
 Gerald
  Ianetta(13)....    Vice President--
                     Director of Asset
                     Management              19,124          *           19,124       --
 Gund
  Family(6)(14)..                           311,644          *          311,644
 Others..........                           197,718          *                    197,718
Tomasovich Family
 Trust(1)........                           101,149          *                    101,149

--------
*    Less than 1 % of the common shares and units.
 (1) Shares subject to limited restrictions on sales until February 4, 2000. See accompanying text below.

 (2) Information based on a Schedule 13G, dated April 22, 1998.
 (3) Common shares held of record by Ronis & Co., for the benefit of New York State Teachers' Retirement System.
 (4) Information based on a Schedule 13G/A, dated February 2, 1999, filed with the Securities and Exchange Commission.
 (5) Includes 1,194 shares with respect to which The Prudential Insurance Company of America or, Prudential, has shared voting and investment power. Information based on a Schedule 13G/A, dated January 26, 1999, filed with the Securities and Exchange Commission.
 (6) Common shares held of record by West Coast Industrial, L.L.C. which are beneficially owned by its managing member, Argo Partnership II, L.P. Information is based on a Schedule 13G, dated February 3, 1999, filed with the Securities and Exchange Commission.
 (7) Common shares and units may not be sold prior to February 4, 2000 without our consent. See accompanying text below.
 (8) Includes 150,000 units owned by family trusts with respect to which Mr. Colloredo-Mansfeld has shared voting and investment power as a co-trustee, 451,165 units held of record by C-M Holdings L.P. and 4,700 units held of record by Mr. Colloredo-Mansfeld's spouse. C-M Holdings L.P. is a limited partnership of which Mr. Colloredo-Mansfeld owns a 97% partnership interest. Also includes 87,500 units issuable under exercisable options.
 (9) Includes 2,000 common shares held by Mr. Patterson's children and 12,000 common shares held by trusts with respect to which he has shared voting and investment power. Mr. Patterson disclaims beneficial ownership of these common shares. Also includes 68,750 units issuable under exercisable options.
(10) Includes 50,000 units owned by a family trust with respect to which Mr. Colloredo-Mansfeld is a beneficiary and has shared voting and investment power with his father, Ferdinand Colloredo-Mansfeld, as co-trustee, and 4,700 units held of record by C-M Holdings L.P. Also includes 62,500 units issuable under exercisable options.
(11) Includes 50,000 units issuable under exercisable options.
(12) Includes 750 common shares held of record by Mr. Hodgson's three children. Also includes 50,000 units issuable under exercisable options.
(13) Includes 10,000 units issuable under exercisable options.
(14) Units are held by Llura Gund, Gordon Gund, Grant A. Gund, Gordon Z. Gund and Gordon Z. Gund Trusts C-1 and C-2, each of which was a partner in Cabot Partners.

     The selling shareholders listed in the above table under the caption "Contributing Investors" are institutional and other accredited investors who contributed properties to Cabot Trust in connection with our formation in exchange for common shares or for limited partnership interests in Cabot L.P. ("units"). The units are convertible into common shares, subject to our right to redeem the units for cash instead of issuing common shares. The Contributing Investors agreed that the common shares they received, including shares issued to them on conversion of units, would not be transferable, except for transfers to related parties, donative transfers and bona fide pledges of shares, without our consent until February 4, 1999. They further agreed that such shares would be subject to the following additional limitations on the volume or manner of resales of such shares for an additional one-year period ending February 4, 2000: Each selling shareholder's resales are limited to (1) an amount in any three-month period equal to the number of shares that the selling shareholder would be permitted to sell pursuant to Rule 144(e) if that rule were applicable to the selling shareholder's sales, which amount is equal to the greater of 1% of the total number of common shares outstanding or the average weekly trading volume of the common shares during the four weeks preceding sale or (2) negotiated principal transactions involving a "block sale," which means the sale of a quantity of shares with a purchase price of at least $200,000 or the sale of at least 5,000 shares for a purchase price of at least $50,000 or (3) in an underwritten public offering. The shares listed in the above table for the "Tomasovich Family Trust" are subject to the same restrictions as described in this paragraph for the Contributing Investors.

     The selling shareholders listed in the above table under the caption "Management and Others" were partners in Cabot Partners Limited Partnership, a company that was our sponsor and organizer and that contributed its business to us in connection with our formation, or in C-M Holdings L.P. or one of its affiliated partnerships (collectively, the "C-M Property Partnerships"), that contributed properties to us in the Formation Transactions. The C-M Property Partnerships were owned by Ferdinand Colloredo-Mansfeld and members of his family, including Franz Colloredo-Mansfeld. The common shares held by each of these persons are subject to the restriction that they may not be transferred, except for transfers to related parties, donative transfers and bona fide pledges of shares, without our consent until February 4, 2000.

     We have agreed to bear all expenses, other than underwriting discounts, selling commissions, fees and expenses of counsel to the selling shareholders and transfer taxes, relating to the registration and sale of the common shares issued to the Selling Shareholders listed in this prospectus and certain of their transferees.

                              PLAN OF DISTRIBUTION

     The selling shareholders may sell common shares covered by this prospectus from time to time in transactions on the New York Stock Exchange, in underwritten offerings, in negotiated transactions or otherwise. They may conduct their sale transactions directly or through underwriters, dealers or agents. The common shares may be sold at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Any brokers or dealers used in sales of the common shares may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the common shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. The compensation to a particular broker or dealer may exceed customary brokerage commissions.

     Any brokers, other agents or dealers that participate in sales of common shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive or any profit they realize on the resale of common shares may be deemed underwriting commissions or discounts under the Securities Act.

     The selling shareholders may enter into hedging transactions through or with brokers or dealers, and the brokers or dealers may engage in short sales of the common shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may engage in short sales of the common shares and deliver the common shares to close out their positions. The selling shareholders also may enter into option or other transactions through or with brokers or dealers that involve the delivery of common shares to the brokers or dealers, who may then resell or otherwise transfer such common shares. The selling shareholders also may loan or pledge common shares to a broker or dealer and the broker or dealer may sell the common shares so loaned or may foreclose upon and sell or otherwise transfer the pledged shares.

     We have agreed to indemnify the selling shareholders and the underwriters of their shares, if any, against certain liabilities, including liabilities arising under the Securities Act.

                          DESCRIPTION OF COMMON SHARES

Summary of Terms

     Our Declaration of Trust provides that we may issue up to 150,000,000 shares of beneficial interest, which may consist of common shares and any other types or classes of shares that the Trustees may create and authorize from time to time, including preferred shares. At December 31, 1998, we had 18,586,764 common shares and no preferred shares outstanding.

     Our Board of Trustees has the right, without needing to obtain the approval of our shareholders, to amend the Declaration of Trust to increase or decrease the aggregate number of shares or the number of shares of any class or series of shares of beneficial interest that Cabot Trust has authority to issue. Any such additional shares, including common shares, will generally be available for issuance without shareholder approval, unless action by the shareholders is required by applicable law or the rules of any stock exchange or automated quotation system on which Cabot Trust's securities may be listed or traded. Acting pursuant to this authority, the Board has authorized the issuance of a new class of preferred shares in connection with its adoption of the shareholder rights plan described below under the heading "Shareholder Rights Plan."

     Our issued and outstanding common shares are fully paid and, except as described under the heading "--Shareholder Liability," non-assessable. Subject to the provisions of the Declaration of Trust regarding "excess shares" that are described below under the heading "Restrictions on Transfer," each outstanding common share entitles the holder thereof to one vote on all matters requiring a vote of shareholders, including the election of Trustees. Holders of common shares do not have the right to cumulate their votes in the election of Trustees. As a result, the holders of a majority of the outstanding common shares can elect all of the Trustees then standing for election.

     Holders of common shares are entitled to such distributions as may be declared from time to time by our Board of Trustees out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the affairs of Cabot Trust, the holders of our common shares are entitled to the share ratably in the assets of Cabot Trust remaining after provision is made for the payment of all liabilities to creditors and payment of liquidation preferences and subject to the rights of holders of other series of preferred shares, if any. The rights of holders of the common shares are subject to the rights and preferences established by our Board of Trustees for any series of preferred shares which may subsequently be issued by Cabot Trust, including any preferred shares issued under the Shareholder Rights Plan. See "--Shareholder Rights Plan."

     Holders of common shares have no conversion, redemption, preemptive or exchange rights to subscribe for any securities of Cabot Trust.

Shareholder Rights Plan

     On June 11, 1998, our Board of Trustees declared a dividend of one preferred share purchase right for each common share outstanding, payable to common shareholders of record at the close of business on July 15, 1998. The holders of any additional common shares issued after that date and before the redemption or expiration of the purchase rights are also entitled to receive one purchase right for each additional common share issued. Each purchase right entitles the holder, under some circumstances, to purchase one-hundredth of a share of a series of participating preferred shares, par value $.01 per share at a price of $85.00 per one-hundredth of a participating preferred share, subject to adjustment.

     The purchase rights will become exercisable if an acquiring person or group of acquiring persons:

  (1) acquires 15% or more of our outstanding common shares; or

  (2) announces a tender offer or exchange offer for 15% or more of our outstanding common shares; or

  (3) files a document with a governmental agency regarding any transaction or series of transactions that would result in the acquiring person or persons becoming the beneficial owner of 15% or more of our outstanding common shares.

     Some of the existing holders of common shares specified in the Rights Agreement referred to below as "grandfathered persons," and who may be deemed to have beneficially owned 15% or more of our outstanding common shares as of the date of the initial distribution of the purchase rights, will not be deemed to be acquiring persons unless they become the beneficial owner of an additional 1% or more of our outstanding common shares without our prior written approval. The terms of the purchase rights are set forth in a Rights Agreement, dated as of June 11, 1998, as amended and restated as of September 10, 1998, between Cabot Trust and BankBoston, N.A., as Rights Agent.

     If any person or group of affiliated or associated persons becomes an acquiring person, each purchase right that is not held by the acquiring person will entitle the holder to purchase, at the purchase right's then current exercise price, a number of common shares having a market value equal to twice the purchase right's exercise price. If we are acquired pursuant to a merger or other business combination, or if 50% or more of our consolidated assets or earning power is sold after any person or group has become an acquiring person, the purchase rights will entitle each holder to purchase, at the purchase right's then current exercise price, a number of the acquiring company's common shares having a market value equal to twice the purchase right's exercise price. The purchase rights will expire on June 11, 2008 and, prior to the time they become exercisable, are subject to redemption in whole, but not in part, at a price of $.01 per purchase right payable in cash, common shares or any other form of consideration determined by our Board of Trustees. In addition, we have the right under some circumstances to exchange each purchase right that has become exercisable for one newly issued common share.

Restrictions on Transfer

     To qualify as a REIT under the Tax Code, we must meet requirements concerning the ownership of our outstanding shares of beneficial interest. In general, not more than 50% in value of our outstanding shares of beneficial interest may be owned taking into account ownership attribution rules under the Tax Code, by five or fewer individuals, at any time during the last half of any taxable year following the first year we elected to be taxed as a REIT. In addition, 100 or more persons must be beneficial owners of our shares during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

     To assist us in meeting the Tax Code requirements, the Declaration of Trust provides, subject to the exceptions described below, that no person may own, or be deemed to own by virtue of the ownership attribution provisions of the Tax Code, more than 9.8% in number or value of our issued and outstanding shares. Any transfer of common shares or preferred shares will be null and void if it (1) would result in any person owning more common shares or preferred shares than permitted by this ownership limit, (2) would result in our common shares and preferred shares being owned by fewer than 100 persons, as determined without reference to any special rules of ownership attribution under the Tax Code, or (3) would result in Cabot Trust being "closely held" within the meaning of Section 856(h) of the Tax Code, will be null and void. In any of such cases, the intended transferee will acquire no rights in the common or preferred shares so transferred.

     Subject to the exceptions described in the following paragraph, if any purported transfer of common or preferred shares would result in any person owning more common or preferred shares than permitted by the ownership limit described above, or would result in our common shares being owned by fewer than 100 persons, or would result in Cabot Trust being "closely held" within the meaning of Section 856(h) of the Tax Code, the common or preferred shares exceeding the ownership limit will be designated as "excess shares." Any such excess shares will be deemed to be automatically transferred to a share trust effective as of the close of business on the business day before the purported transfer of the excess common or preferred shares. The record holder and purported transferee of the common or preferred shares that are designated as excess shares will have no rights in the shares except as described below. We will designate a trustee of the share trust that will not be affiliated with us. We will also name one or more charitable organizations as beneficiaries of the share trust.

     The ownership limit will not generally apply to the acquisition of common shares or preferred shares by an underwriter that participates in a public offering of the shares. In addition, the Board of Trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel and upon such other conditions as the Board may establish, may exempt a person from the ownership limit under some circumstances. However, the Board may not grant an exemption from the ownership limit to any proposed transferee whose ownership of shares exceeding the ownership limit would result in the termination of our REIT status.

     Excess shares will retain their status as issued and outstanding common or preferred shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The share trust for the excess shares will receive all dividends and distributions on the excess shares and will hold the dividends and distributions in trust for the benefit of the beneficiary of the trust. The share trustee will vote all excess shares.

     At our direction, the share trustee will be required to transfer the shares held in the excess share trust to a person whose ownership of the shares will not violate the ownership limit. The transfer must be made within 60 days after the later of the date of the transfer that resulted in the excess shares and the date that our Board of Trustees determines in good faith that a transfer resulting in excess shares has occurred, if we do not receive notice of the transfer. Upon such a transfer, which is subject to our waiving our purchase right described below, the purported transferee generally will receive from the share trustee the lesser of (A) the price per share the purported transferee paid for the common or preferred shares that were designated as excess shares or, in the case of a gift or devise, the market price per share on the date of the transfer and (B) the price per share received by the share trustee from the sale of the excess shares. Any amounts received by the share trustee in excess of the amounts to be paid to the purported transferee will be distributed to the beneficiary.

     The excess shares will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (A) the price per share in the transaction that created the excess shares or, in the case of a gift or devise, the market price per share on the date of the transfer, and (B) the market price per share on the date that we accept, or our designee accepts, the offer. We will have the right to accept the offer for a period of 90 days after the later of the date of the purported transfer which resulted in the excess shares and the date we determine in good faith that a transfer resulting in the excess shares occurred.

     "Market price" means the last sales price reported on the NYSE for a particular class of shares on the trading day immediately preceding the relevant date, or if not then traded on the New York Stock Exchange, the last reported sales price for the class of shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system on or through which the class of shares may be traded, or if not then traded on or through any exchange or quotation system, then the market price of the class of shares on the relevant date as determined in good faith by our Board of Trustees.

     Any person who acquires or attempts to acquire common shares or preferred shares in violation of the foregoing restrictions, or any person who owned common or preferred shares that were transferred to a share trust, will be required to give us immediate written notice of the event or, in the event of a proposed or attempted transfer, must give at least 15 days prior written notice of the event, and will be further required to provide to us other information as we may request in order to determine the effect, if any, of the transfer on our REIT status.

     The Declaration of Trust requires all persons who own, directly or indirectly, more than 5%, or such lower percentage as may be required pursuant to the regulations adopted under the Tax Code, of the number or value of the outstanding common and preferred shares, within 30 days after January 1 of each year, to provide to us a written statement of the name and address of the direct or indirect owner, the number of common and preferred shares owned directly or indirectly by the person and a description of how the shares are held. In addition, each direct or indirect shareholder must provide to us additional information as we may request in order to determine the effect, if any, of the ownership on our REIT status and to ensure compliance with the ownership limit.

     The share ownership limit in our Declaration of Trust could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for the common shares or that might for other reasons be considered by shareholders to be in their best interest.

     All certificates representing our common or preferred shares are required to bear a legend referring to the limitation described above.

Shareholder Liability

     Under both the Maryland law governing real estate investment trusts organized under the laws of that state and our Declaration of Trust, no shareholder of Cabot Trust may be personally liable for any obligations of Cabot Trust, other than the obligation to pay to Cabot Trust the consideration for which shares were or are to be issued, solely by virtue of his status as a shareholder. The Declaration of Trust further provides that Cabot Trust must indemnify each shareholder against claims or liabilities to which the shareholder may become subject by reason of his being or having been a shareholder. Cabot Trust is also required to reimburse each shareholder for all legal and other expenses reasonably incurred in connection with any of those claims or liabilities, unless, in either case, the claims or liabilities arise out of the shareholder's bad faith, willful misconduct or gross negligence. In either case, the shareholder must give prompt notice as to the claims or liabilities and must take such action as will permit Cabot Trust to conduct the defense thereof.

     In addition to the above described provisions of Maryland law and our Declaration of Trust, it is our policy to include a provision in our contracts stating that shareholders assume no personal liability for obligations entered into on behalf of Cabot Trust. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and statutory liability, a shareholder may, in some jurisdictions, be personally liable to the extent that the claims are not satisfied by Cabot Trust. Cabot Trust carries public liability insurance which it considers adequate. For this reason, Cabot Trust believes that any risk of personal liability to shareholders is limited to situations in which Cabot Trust's assets plus its insurance coverage are not sufficient to satisfy the claims against Cabot Trust and its shareholders.

Indemnification of Trustees and Officers

     Maryland law permits a Maryland REIT to include a provision in its declaration of trust limiting the liability of its trustees and officers to the trust and its shareholders for money damages. Such provisions are not permitted, however, to apply to liabilities resulting from actual receipt of an improper benefit or profit in money, property or services or from active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Our Declaration of Trust contains a provision of this type conforming to Maryland law.

     Under our Declaration of Trust we are required to indemnify each trustee, officer, employees and agents to the fullest extent permitted by Maryland law. This provision applies to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, that arises by reason of the fact that a person was a trustee, officer, employee or agent of Cabot Trust. It also applies if the person is or was serving at the request of Cabot Trust as a director, trustee, officer, partner, employee or agent of another foreign or domestic corporation, partnership, other enterprise or employee benefit plan. It applies to claims and liabilities to which the person may become subject by reason of service in any of the listed capacities and includes a requirement to pay or reimburse the reasonable expenses, as they are incurred, of each trustee in connection with the proceedings.

     Additionally, Cabot Trust has entered into indemnity agreements with each of its executive officers and Trustees that require Cabot Trust to indemnify them to the fullest extent permitted by Maryland law in connection with any threatened, pending or completed litigation to which they may become subject as a result of their positions with Cabot Trust.

Transfer Agent and Registrar

     BankBoston, N.A. has been appointed as transfer agent and registrar for the common shares.

     All certificates representing our common or preferred shares are required to bear a legend referring to the restrictions described above.

                        FEDERAL INCOME TAX CONSEQUENCES

     We intend to operate in a manner that permits us to satisfy the requirements for taxation as a REIT under the applicable provisions of the Internal Revenue Code. We can give no assurance, however, that the requirements of the Tax Code will be met. The following summarizes the federal income tax considerations for Cabot Trust and our shareholders with respect to our treatment as a REIT. The information below, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, is based on the opinion of Mayer, Brown & Platt. Mayer Brown & Platt has served as counsel to Cabot Trust regarding the material federal income tax consequences relevant to purchasers of the common shares.

     Based on the matters described below, in the opinion of Mayer, Brown & Platt, we have been organized in conformity with the requirements for qualification as a REIT, beginning with our taxable year ended December 31, 1998, and our actual and proposed method of operation, as we have represented them to Mayer, Brown & Platt, will enable us to continue to satisfy the requirements for this qualification. Mayer, Brown & Platt's opinion is based on assumptions relating to the organization and operation of Cabot Trust, Cabot L.P. and Cabot Advisors. These assumptions include:

  (1) that the transactions that resulted in our formation in our current form were consummated in accordance with the operative documents therefor,

  (2) that the documents accurately reflect the material facts of the transactions,

  (3) that Cabot Trust, Cabot L.P. and Cabot Advisors will each be operated in the manner described in its applicable organizational documents and in representations we have given to Mayer, Brown & Platt, and

  (4) that all terms and provisions of those documents will be complied with by all parties involved. Mayer, Brown & Platt's opinion is also conditioned upon certain representations made to them in reference to factual matters relating to our organization.

     In addition, their opinion is based on current law.

     Our Board of Trustees currently believes that we have operated and will operate in a manner that permits us to elect, and that we will timely and effectively elect, REIT status for our taxable year ended December 31, 1998 and in each taxable year after that. Our qualification and taxation as a REIT will depend on compliance with the law existing and in effect on this date and as the same may be later amended. Our qualification and taxation as a REIT will further depend upon our ability to meet, on a continuing basis through actual operating results, asset composition, distribution levels and diversity of share ownership, the various qualification tests imposed under the Tax Code discussed below. Our legal counsel will not review compliance with these tests on a continuing basis and no assurance can be given that we will satisfy the tests on a continuing basis.

     In brief, a corporation that invests primarily in real estate can claim a tax deduction for the dividends it pays to its shareholders as long as it meets the REIT provisions of the Tax Code described below. Such a corporation generally is not taxed on its "REIT taxable income" to the extent such income is currently distributed to shareholders. This substantially eliminates the "double taxation," at both the corporate and shareholder levels, that generally results from an investment in a corporation. However, as discussed in greater detail below, the entity remains subject to tax in some circumstances even if it qualifies as a REIT. Further, if the entity fails to qualify as a REIT in any year, it will not be able to deduct any portion of the dividends it paid to its shareholders. Thus it would be subject to full federal income taxation on its earnings, thereby significantly reducing or eliminating the cash available for distribution to its shareholders. See "-- Taxation of Cabot Trust--General" and "--Taxation of Cabot Trust--Failure to Qualify."

     The following summary is based on the Tax Code, its legislative history, administrative pronouncements, judicial decisions and United States Treasury Department regulations. Subsequent changes to any of these may affect the tax consequences described here, possibly on a retroactive basis. The following summary neither exhausts all possible tax considerations, nor gives a detailed discussion of any state, local, or foreign tax considerations, nor discusses all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to some types of shareholders, such as insurance companies, tax-exempt entities, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, that may be subject to special treatment under the federal income tax laws.

Taxation of Cabot Trust

     General. In any year in which we qualify as a REIT, we will generally not be subject to federal income tax on that portion of our REIT taxable income or capital gain which is distributed to shareholders. We may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed. Under recently enacted legislation and to the extent we elect to retain and pay income tax on our net long-term capital gains, shareholders are required to include their proportionate share of our undistributed long-term capital gain in income. However, they receive a credit for their share of any taxes paid on the gain by Cabot Trust.

     Notwithstanding our qualification as a REIT, we may also may be subject to taxation in some other circumstances.

     If we fail to satisfy either the 75% or the 95% gross income test discussed below, but otherwise maintain our qualification as a REIT, we will be subject to a 100% tax on the greater of the amount by which we fail either the 75% or the 95% test, multiplied by a fraction intended to reflect our profitability. We will also be subject to a tax of 100% on net income from any "prohibited transaction" as described below.

     If we have net income from the sale or other disposition of "foreclosure property," which is held primarily for sale to customers in the ordinary course of business, or other non-qualifying income from foreclosure property, we will be subject to tax on the income from foreclosure property at the highest corporate rate. In addition, if we fail to distribute during each calendar year at least the sum of:

  (1) 85% of our REIT ordinary income for the year,

  (2) 95% of our REIT capital gain net income for the year and

  (3) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

     To the extent that we elect to retain and pay income tax on our net long-term capital gains, the retained amounts will be treated as distributed for purposes of the 4% excise tax. We may also be subject to the corporate alternative minimum tax, as well as to tax in situations not presently contemplated. Cabot Advisors will be taxed on its income at regular corporate rates. We will use the calendar year both for federal income tax purposes, as is required by a REIT, and for financial reporting purposes.

     REIT Qualification Requirements. To qualify as a REIT, we must meet, among others, the following requirements:

     Share Ownership Tests. Our common shares must be held by at least 100 persons for at least 335 days in each taxable year or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of our outstanding common shares may be owned, directly or indirectly and including the effects of constructive ownership rules, by five or fewer individuals, which for this purpose includes tax-exempt entities. However, for purposes of this test, any common shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in the trust rather than by the trust. These share ownership requirements need not be met until the second taxable year of Cabot Trust for which a REIT election is made. As we have represented to Mayer, Brown & Platt, we have satisfied and will continue to satisfy these requirements.

     In order to comply with the foregoing share ownership tests, we have placed restrictions on the ownership and transfer of common shares. This should prevent additional concentration of stock ownership. Moreover, to show evidence of compliance with these requirements, Treasury regulations require us to maintain records which disclose the actual ownership of our outstanding common shares and the regulations impose penalties against us for failing to do so. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our shares of beneficial interest. The statements must disclose the actual owners of the shares of beneficial interest. A list of those persons failing or refusing to comply with the demand must be maintained as part of our records. A shareholder failing or refusing to comply with the written demand must submit with his tax return a similar statement, disclosing the actual ownership of shares of beneficial interest and other information. In addition, our Declaration of Trust provides restrictions regarding the ownership and transfer of our common shares that are intended to assist us in continuing to satisfy the share ownership requirements. See "Description of common shares--Restrictions on Transfer."

     Asset Tests. At the close of each quarter of our taxable year, we must satisfy two tests, relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities and qualified temporary investments. Second, although the remaining 25% of our assets generally may be invested without restriction, securities in this class may not exceed:

  (1) in the case of securities of any one non-government issuer, 5% of the value of our total assets (the "value test"); or

  (2) 10% of the outstanding voting securities of any one issuer (the "voting stock test").

     As we have represented to Mayer, Brown & Platt, we have and will satisfy the 75% asset test, the value test, and the voting stock test at the close of each quarter of our taxable years ended 1998 and afterwards. When we invest in a partnership such, as Cabot L.P., we will be deemed to own a proportionate share of the partnership's assets. The partnership interest does not constitute a security for purposes of these tests. See "--Tax Aspects of Our Investments in Partnerships General." Accordingly, our investment in properties through our interest in Cabot L.P. is treated as an investment in qualified assets for purposes of the 75% asset test.

     Cabot L.P. owns 100% of the non-voting preferred stock of Cabot Advisors. By virtue of our partnership interest in Cabot L.P., we are deemed to own initially a pro rata share of the non-voting preferred stock. Because Cabot L.P. owns none of the voting common stock of Cabot Advisors, and because the non-voting preferred stock's approval right is limited to some fundamental corporate actions that could adversely affect the preferred stock as a class, we believe the voting stock test should be satisfied.

     Based upon the analysis of the estimated value of the stock of Cabot Advisors owned by Cabot L.P. relative to the estimated value of the total assets owned by Cabot L.P., we believe that our pro rata share of the stock of Cabot Advisors held by Cabot L.P. does not exceed on the date of this prospectus 5% of the value of our total assets. In rendering its opinion as to our qualification as a REIT, Mayer, Brown & Platt is relying on our representations to the effect with respect to the value of the stock and assets.

     The value test must be satisfied at the end of any quarter in which we increase our interest in Cabot Advisors or acquire other property. If any limited partner exercises its conversion option to exchange partnership units for common shares, we will thereby increase our proportionate indirect ownership interest in Cabot Advisors. This will require us to meet the value test in any quarter in which the conversion option is exercised. A similar result will follow in the case of any exchange of partnership units by employees of Cabot L.P. or Cabot Advisors that they received pursuant to our long term incentive compensation plan. We plan to take steps to ensure that the value test is satisfied for any quarter in which retesting is to occur. However, we cannot give assurance that the steps will always be successful and will not require a reduction in Cabot L.P.'s overall interest in Cabot Advisors.

     Gross Income Tests. There are two separate percentage tests relating to the sources of our gross income which must be satisfied for each taxable year. For purposes of these tests, where we invest in a partnership, we will be treated as receiving our share of the income and loss of the partnership. The gross income of the partnership will retain the same character in our hands as it has in the hands of the partnership. See "--Tax Aspects of Our Investments in Partnerships--General" below. The two tests are separately described below:

     The 75% Test. At least 75% of our gross income for the taxable year must be "qualifying income." Qualifying income generally includes:

  (1) rents from real property, except as modified below;

  (2) interest on obligations secured by mortgages on, or interests in, real property;

  (3) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property bought primarily for sale to customers in the ordinary course of our trade or business ("dealer property");

  (4) dividends or other distributions on shares in other REITs, as well as gain from the sale of the shares;

  (5) abatements and refunds of real property taxes;

  (6) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by the property and

  (7) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property.

     Rents received from a customer will not, however, qualify as rents from real property in satisfying the 75% gross income test or the 95% gross income test described below if we own, directly or constructively, 10% or more of the customer. If the portion of any rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, the portion of the rent will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property for the 75% and 95% gross income tests, if it is based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage, or percentages, of receipts or sales. Finally, for rents received to qualify as rents from real property for the 75% and 95% gross income tests, we generally must not operate or manage the property, or furnish or render services to customers other than through an "independent contractor" from whom we derive no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by us are "usually or customarily rendered" in connection with the rental of space for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience" of the amounts received with respect to the services do not exceed 1% of all amounts received or accrued, directly or indirectly, by us during the taxable year with respect to the property.

     We monitor our operations in the context of these standards so as to satisfy the 75% and 95% gross income tests and have represented to Mayer, Brown & Platt that we have and will satisfy these tests for our taxable years ended 1998 and afterwards. Cabot L.P. provides services at the properties that it owns and may provide the services at any newly acquired properties of it. We believe that for purposes of the 75% and 95% gross income tests, the services provided at our properties are or will be of the type, which is usually or customarily rendered in connection with the rental of space for occupancy only and not those rendered to the occupant for his convenience. We believe this is also true for any other services and amenities provided by Cabot L.P. or its agents. Mayer, Brown & Platt, in rendering its opinion as to our qualification as a REIT, is relying on our representations to that effect. We intend that independent contractors will perform services that cannot be provided directly by Cabot L.P., Cabot Advisors or other agents. We anticipate that the dividend income on our indirect investment in Cabot Advisors will not cause us to fail the 75% gross income test.

     The 95% Test. In addition to deriving 75% of our gross income from the sources above, at least 95% of our gross income for the taxable year must be derived from the above-described qualifying income or from dividends, interest, or gains from the sale or other disposition of stock or other securities that are not dealer property. Dividends and interest on any obligations that are not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% gross income test. In addition, payments to us under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by us to hedge our indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. We closely monitor our non-qualifying income and anticipate that non-qualifying income from other activities will not result in our failing to satisfy either the 75% or 95% gross income test.

     To determine whether we comply with the 75% and the 95% gross income tests, gross income does not include income from prohibited transactions. In general, a sale of dealer property, excluding foreclosure property, is a "prohibited transaction." However, a sale of property will not be a prohibited transaction if we hold the property for at least four years and additional requirements, relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto, are satisfied. See "-- Taxation of Cabot Trust--General" and "--Tax Aspects of Our Investments in Partnerships--Sale of Properties."

     We believe that, for purposes of both the 75% and the 95% gross income tests, our investment in properties through Cabot L.P. in major part gives rise to qualifying income in the form of rents. We also believe that gains on sales of the properties, or of our interest in Cabot L.P., generally will also constitute qualifying income.

     Even if we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under provisions of the Tax Code. These relief provisions will generally be available if:

  (1) our failure to comply is due to reasonable cause and not to willful neglect;

  (2) we report the nature and amount of each item of our income included in the tests on a schedule attached to our tax return; and

  (3) any incorrect information on this schedule is not due to fraud with intent to evade tax.

     If these relief provisions apply, however, we will nonetheless be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% gross income test, multiplied by a fraction intended to reflect our profitability.

     Annual Distribution Requirements. In order to qualify as a REIT, we are required to distribute dividends to our shareholders each year in an amount at least equal to:

  (1) the sum of (x) 95% of our REIT taxable income, which is computed without regard to the deduction for dividends paid and Cabot Trust's net capital gain, plus (y) 95% of the after-tax net income, if any, from foreclosure property, minus

  (2) the amount of our items of non-cash income.

     We must pay the distributions in the taxable year to which they relate, or in the following taxable year, if they are declared before we timely file our tax return for the year and if they are paid on or before the first regular dividend payment after the declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gain or ordinary corporate tax rates, as the case may be.

     We intend to make timely distributions sufficient to satisfy the annual distribution requirements, as described in the first sentence of the preceding paragraph. We have represented to Mayer, Brown & Platt that we have and will satisfy these distribution requirements for our taxable years ended 1998 and afterwards. In this regard, the partnership agreement authorizes us in our capacity as general partner to take the steps as may be necessary to cause Cabot L.P. to distribute to its partners an amount sufficient to permit us to meet the distribution requirements. It is possible that we may not have sufficient cash or other liquid assets to meet the 95% distribution requirement. This may be due to timing differences between the actual receipt of income and actual payment of expenses on the one hand and the inclusion of the income and deduction of the expense used to compute our REIT taxable income on the other hand. Additionally, this may be due to Cabot L.P.'s inability to control cash distributions from any properties over which it does not have decision making control, or for other reasons. We will closely monitor the relationship between our REIT taxable income and cash flow and, if necessary, borrow funds or cause Cabot L.P. or other affiliates to borrow funds to satisfy the distribution requirement. However, we cannot assure that the borrowing would be available at the time.

     If we fail to meet the 95% distribution requirement as a result of an adjustment to our tax return by the Internal Revenue Service, we may retroactively cure the failure by paying a "deficiency dividend" plus applicable penalties and interest within a specified period.

     Failure to Qualify. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates and will not be permitted to deduct any distributions made to shareholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and subject to limitations in the Tax Code. Also, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

Tax Aspects of Our Investments in Partnerships

     General. We hold a partnership interest in Cabot L.P. In general, a partnership is a "pass-through" entity which is not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partner received a distribution from the partnership. We will include our proportionate share of the foregoing partnership items for purposes of the various REIT gross income tests and in the computation of our REIT taxable income. See "--Taxation of Cabot Trust--General" and "Taxation of Cabot Trust--Gross Income Tests."

     Each partner's share of a partnership's tax attributes is determined in accordance with the partnership agreement although, the allocations will be adjusted for tax purposes if they do not comply with the technical provisions of Tax Code Section 704(b) and the regulations under Tax Code Section 704(b). Cabot L.P.'s allocation of tax attributes are intended to comply with these provisions. Notwithstanding these allocation provisions, for purposes of complying with the gross income and asset tests discussed above, we will be deemed to own our proportionate share of each of the assets of the partnership and will be deemed to have received a share of the income of the partnership based on our capital interest in Cabot L.P. Accordingly, any increase in our REIT taxable income from our interest in Cabot L.P., whether or not a corresponding cash distribution is also received from Cabot L.P., will increase our distribution requirements. However, this will not be subject to federal income tax in our hands if we distribute an amount equal to the income to our shareholders. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by Cabot L.P. See "--Taxation of Cabot Trust--Annual Distribution Requirements" and "--Taxation of Cabot Trust--Asset Tests."

     Entity Classification. Based on our representations that Cabot L.P. will satisfy the conditions to avoid classification as a "publicly traded partnership" under the Tax Code, in the opinion of Mayer, Brown & Platt under existing federal income tax law and regulations, Cabot L.P. will be treated for federal income tax purposes as a partnership, and not as an association taxable as a corporation. The opinion, however, is not binding on the Internal Revenue Service.

     Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Tax Code, income, gain, loss and deductions attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as some of the properties or interests therein) must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of the property at the time of contribution. The difference is referred to as a "book-tax difference." The allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic arrangements among the partners. The formation of Cabot L.P. included contributions of appreciated property. Consequently, the partnership agreement requires some allocations to be made in a manner consistent with Section 704(c) of the Tax Code.

     In general, some of the limited partners of Cabot L.P. as contributors of some of the properties or interests therein will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by Cabot L.P. on the contributed assets. This will tend to eliminate the book-tax difference over the life of Cabot L.P. However, the special allocation rules of Section 704(c) do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale, and accordingly variations from normal Section 704(c) principles may arise, which could result in the allocation of additional taxable income to us in excess of corresponding cash proceeds in some circumstances.

     Treasury regulations under Section 704(c) of the Tax Code provide partnerships with a choice of several methods of accounting for book-tax differences. Those determinations could have differing timing and other effects on us.

     Properties acquired by Cabot L.P. in taxable transactions will in general have a tax basis equal to their fair market value. Section 704(c) of the Tax Code will not apply in these cases.

     Sale of Properties. Our share of any gain realized by Cabot L.P. on the sale of any "dealer property" generally will be treated as income from a prohibited transaction that is subject to 100% penalty tax. See "--Taxation of Cabot Trust--General" and "Taxation of Cabot Trust--Gross Income Tests--The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. We intend to hold, and, to the extent within our control, to have any joint venture to which Cabot L.P. is a partner hold, properties for investment with a view to long-term appreciation, to engage in the business of acquiring, owning, operating and developing the properties, and to make the occasional sales of our properties and other properties acquired subsequent to the date hereof as are consistent with our investment objectives. Based upon our investment objectives, we believe that overall, our properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

Taxation of Shareholders

     Taxation of Taxable Domestic Shareholders. As long as we qualify as a REIT, distributions made to our taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, generally will be taxed to the shareholders as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. Distributions of net capital gain that we designate as capital gain dividends will be taxed to the shareholders as long-term capital gain, to the extent they do not exceed our actual net capital gain for the fiscal year, without regard to the period for which the shareholder has held its shares of beneficial interest. However, corporate shareholders may be required to treat up to 20% of capital gain dividends as ordinary income.

     To the extent that we make distributions in excess of current and accumulated earnings and profits, the distributions will be treated first as a tax-free return of capital to you, reducing the tax basis of your common shares by the amount of the excess distribution, but not below zero, with distributions in excess of your tax basis being taxed as capital gains if your common shares are held by you as a capital asset." In addition, any dividend that we declare in October, November or December of any year, which is payable to a shareholder of record on a specific date in any of the three months, must be treated as both paid by us and received by the shareholder on December 31 of the year as long as we actually pay the dividend during January of the following calendar year. You may not include our net operating losses in your individual income tax returns. Federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to you.

     We are permitted under the Tax Code to elect to retain and pay income tax on our net capital gain for any taxable year. If we so elect, you must include in income your proportionate share of our undistributed capital gain for the taxable year. You also will be deemed to have paid your proportionate share of the income tax we pay with respect to the undistributed capital gain. The tax would be credited against your tax liability and subject to normal refund procedures. In addition, your basis in your shares would be increased by the amount of undistributed capital gain included in your income, but reduced by the tax we paid.

     The Internal Revenue Service Restructuring and Reform Act of 1998 provides that gain from the sale or exchange of some investments held for more than one year is taxed at a maximum capital gain rate of 20%. Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as gains eligible for the 20% capital gains rate discussed above or as unrecaptured Tax Code Section 1250 gain taxable at a maximum rate of 25%.

     In general, any loss upon a sale or exchange of common shares by a shareholder who has held the common shares for six months or less will be treated as a long-term capital loss, to the extent distributions from Cabot Trust were required to be treated by the shareholders as long-term capital gains.

     Backup Withholding. We will report to our domestic shareholders and to the Internal Revenue Service the amount of dividends paid for each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 31% with respect to dividends paid unless the shareholder is a corporation or comes within some other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding is available as a credit against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us. See "--Taxation of the Shareholders--Taxation of Foreign Shareholders" below.

     Taxation of Tax-Exempt Shareholders. The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax- exempt employees' pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a "pension-held REIT," based upon that ruling and the statutory framework of the Tax Code, distributions by us to a shareholder that is a tax-exempt entity should not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Tax Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that we, consistent with our present intent, do not hold a residual interest in a real estate mortgage investment conduit that is an entity or arrangement that satisfies the standards set forth in Section 860D of the Tax Code.

     If any pension or other retirement trust that qualifies under Section 401(a) of the Tax Code holds more than 10% by value of the interests in a "pension- held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by the REIT may constitute unrelated business taxable income. For these purposes, a "pension-held REIT" is defined as a REIT which would not have qualified as a REIT but for (1) the provisions of the Tax Code which look through such a qualified pension trust in determining ownership of shares of the REIT and (2) as to which at least one qualified pension trust holds more than 25% by value of the interests of the REIT or one or more qualified pension trusts, each owning more than a 10% interest by value in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

     We do not believe we are currently a pension-held REIT. However, pension funds hold significant amounts of common shares. In addition, pension funds may purchase common shares in the market. As a result, we may in the future be deemed to constitute a pension-held REIT as a result of market purchases of common shares by pension funds.

     Taxation of Foreign Shareholders. The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders are highly complex and may be affected by other considerations. The following is only a summary of those rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in our common shares, including any reporting requirements.

     We will qualify as a "domestically-controlled REIT" so long as less than 50% in value of our common shares are held by foreign persons such as non-resident aliens, foreign corporations, partnerships, trusts and estates. We currently anticipate that we will qualify as a domestically-controlled REIT. Under these circumstances, gain from the sale of our common shares by a foreign person should not be subject to United States taxation, unless the gain is effectively connected with the person's United States trade or business or, in the case of an individual foreign person, the person is present within the United States for more than 182 days during the taxable year. However, notwithstanding our current anticipation that we will qualify as a domestically-controlled REIT, because our common shares will be publicly traded no assurance can be given that we will so qualify.

     Distributions of cash generated by our real estate operations, but not by the sale or exchange of properties, that are paid to foreign persons generally will be subject to United States withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files with us the required form evidencing the lower rate, or the foreign shareholder files an Internal Revenue Service Form 4224 with us claiming that the distribution is "effectively connected" income.

     Distributions of proceeds attributable to the sale or exchange of United States real property interests by us are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, and may also be subject to branch profits tax in the hands of a shareholder which is a foreign corporation if it is not entitled to treaty relief or exemption. We are required by applicable Treasury regulations to withhold 35% of any distribution to a foreign person that could be designated as a capital gain dividend. This amount is creditable against the foreign shareholder's tax liability.

Other Tax Considerations

     Cabot Advisors. The income of Cabot Advisors will be subject to federal and state income tax at full corporate rates. Cabot Advisors cannot claim a deduction for the dividends it pays to its shareholders, including Cabot L.P. To the extent that Cabot Advisors pays federal, state or local taxes, it will have less cash available to distribute to its shareholders, thereby reducing cash available for us to distribute to our shareholders. Cabot Advisors will attempt to minimize the amount of the taxes, but there can be no assurance whether or the extent to which the measures it takes to minimize taxes will be successful.

     Possible Legislative or Other Actions Affecting Tax Consequences. You should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that the action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly in review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. No assurance can be given as to the form, content or effective dates of any tax legislation which may be enacted. Revisions in federal tax laws and interpretations thereof can adversely affect the tax consequences of your investment in Cabot Trust.

     State and Local Taxes. We and our shareholders may be subject to state or local taxation. We and Cabot L.P. may be subject to state or local tax withholding requirements in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, you should consult your tax advisor regarding the effect of state and local tax laws on an investment in common shares.

     You should consult your tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of any of the securities described in this prospectus, including the federal, state, local, foreign and other tax consequences of the purchase, ownership, sale and election and of potential changes in applicable tax laws.

                                 LEGAL MATTERS

     The validity of the common shares offered pursuant to this prospectus has been passed upon for Cabot Trust and Cabot L.P. by Mayer, Brown & Platt. Mayer, Brown & Platt has relied on the opinion of Ballard Spahr Andrews & Ingersoll, LLP, as to matters of Maryland law. The description of federal income tax consequences contained in this prospectus under the heading "Federal Income Tax Consequences" is based upon the opinion of Mayer, Brown & Platt.

                                    EXPERTS

     The audited financial statements and schedules, if applicable, of Cabot Industrial Trust, Cabot Partners Limited Partnership, Existing Investors Property Group, Knickerbocker Properties, Inc. II, Prudential Properties Group, West Coast Industrial, LLC, The 4B's, Seefried Properties Group, Prudential Properties Group II, DFW Trade Center I, L.P., Buildings 1, 2 and 3, 1055 Dornoch Court, San Diego, CA, Hampden I and II Properties Group, South Royal Associates Properties Group, Joseph A. Leroy Family LP Property, Raco/Melaver, L.L.C., TLI/Cahill Partnership--Spiral Drive, Terraden/Ontario, I L.P., Kojo Building Property Group, Everest Investments Limited Partnership Property Group, The Phoenix Group, Arizona Property, Hemmer Properties Group and Rushmore Properties Group incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as of and for the periods indicated in their reports and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The combined financial statements of Pennsylvania Public School Employes' Retirement System Industrial Properties Portfolio as of December 31, 1997 and 1996 and for each of the two years ended December 31, 1997 and the period from July 6, 1995 (date of acquisition) to December 31, 1995 and the related schedule as of December 31, 1997, and the combined statement of revenue and certain expenses of the Stayton Drive and Corridor Properties for the year ended December 31, 1998, all incorporated by reference in this prospectus, have been incorporated by reference in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The historical cost basis combined statements of assets and liabilities of Orlando Central Park and 500 Memorial Drive as of December 31, 1997 and 1996 and the related historical cost basis combined statements of income, changes in net assets, and cash flows for each of the three years in the period ended December 31, 1997, have been incorporated by reference in this prospectus from the registration statement of Cabot Industrial Trust on Form S-11 (No. 333-61543) in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.

     The historical cost basis balance sheet of Knickerbocker Properties, Inc. II as of December 31, 1996 and the related historical cost basis statements of operations, stockholder's equity and cash flows for each of the two years in the period ended December 31, 1996, have been incorporated by reference in this prospectus from the registration statement of Cabot Industrial Trust on Form S-11 (No. 333-61543) in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.

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                                2,000,000 Shares

                             Cabot Industrial Trust

                      Common Shares of Beneficial Interest

                        -------------------------------
                             PROSPECTUS SUPPLEMENT
                        -------------------------------



                              Merrill Lynch & Co.



                               December 18, 2000

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